Exhibit 99.2

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter and Six Months Ended December 31, 2007
NASHVILLE, TN, February 8, 2008/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the second quarter and six months ended December 31, 2007.
Operating Results
     Revenues for the three months ended December 31, 2007 were $82.3 million compared with $84.3 million in the same period last year. Net loss for the three months ended December 31, 2007 was $11.7 million, or $(0.25) per share on a diluted basis, compared with net income of $2.7 million, or $0.05 per share on a diluted basis, for the three months ended December 31, 2006. Revenues for the six months ended December 31, 2007 were $169.5 million, compared with $163.4 million for the six months ended December 31, 2006. Net loss for the six months ended December 31, 2007 was $9.8 million, or $(0.21) per share on a diluted basis, compared with net income of $4.2 million, or $0.08 per share on a diluted basis, for the six months ended December 31, 2006.
     The results for the three and six months ended December 31, 2007 include an increase in our valuation allowance for the deferred tax asset of $11.6 million, or $0.24 per share on a diluted basis. After considering the recent declines in premiums written, premiums earned and policies in force, we assessed the realization of our net operating loss (“NOL”) carryforwards, which comprises the majority of our deferred tax asset. We concluded that it was appropriate to increase our valuation allowance for the deferred tax asset related to the NOL carryforwards that expire in fiscal years 2008 and 2009. As in our prior assessments, we considered our historical and expected taxable income to determine the sufficiency of our valuation allowance. We remain optimistic about the Company’s future outlook and expect to generate taxable income sufficient to realize our remaining net deferred tax asset. However, our evaluation includes multiple assumptions and estimates that may change over time. If future taxable income is less than current projections, an additional valuation allowance may become necessary that could have a materially adverse impact on our results of operations and financial position. At December 31, 2007, the total gross deferred tax asset was $55.5 million, and the valuation allowance was $37.7 million.
     Premiums earned decreased by $2.4 million, or 3%, to $70.5 million for the three months ended December 31, 2007 from $72.9 million for the three months ended December 31, 2006. The decrease in premiums earned resulted primarily from (1) the closure of 36 underperforming retail locations (or “stores”) during the twelve months ended December 31, 2007, (2) continued soft economic conditions in our markets coupled with a competitive pricing environment, and (3) a decrease in our average premium per policy in Florida as a result of the October 1, 2007 through December 31, 2007 temporary expiration of the No-Fault Motor Vehicle Law (Personal Injury Protection, or PIP) coverage. These declines were partially offset by premium growth in our South Carolina, Pennsylvania, Texas and Illinois markets.

     Premiums earned increased by $4.5 million, or 3%, to $145.3 million for the six months ended December 31, 2007 from $140.8 million for the same period last year. This increase was the result of premium growth in our South Carolina, Pennsylvania, Texas and Illinois markets. At December 31, 2007, we operated 440 stores compared with 467 stores at December 31, 2006. Our total number of insured policies in force at December 31, 2007 decreased 7% to 203,008 from 217,560 at December 31, 2006.
     Loss and Loss Adjustment Expense Ratio. Our loss and loss adjustment expense ratio was 77.1% for the three months ended December 31, 2007 and 75.3% for the three months ended December 31, 2006. The loss and loss adjustment expense ratio was 77.1% for the six months ended December 31, 2007 and 76.2% for the six months ended December 31, 2006. These increases are primarily the result of increased severity attributable to Bodily Injury and Property Damage losses in several states.
     For the three and six months ended December 31, 2007, we did not experience any significant adverse development for prior accident periods. We had previously reported that the three months ended September 30, 2006 included approximately $3.7 million (5.5% of the ratio) of adverse development related primarily to the estimation of the severity of losses in Florida and Texas, where we had significant growth during 2006, and Georgia, where we reduced our physical damage premium rates effective January 2006.
     New rates were approved October 1, 2007 for Bodily Injury, Medical Payments, and Uninsured Motorists Coverage in Florida in conjunction with the change in coverage resulting from the expiration of PIP. Effective January 1, 2008, the State of Florida reinstated PIP, which coincided with new higher rates for most of our coverages.
     Expense Ratio. Our expense ratio for the three months ended December 31, 2007 increased to 23.0% from 19.4% for the same period in the prior fiscal year. Our expense ratio was 21.3% for the six months ended December 31, 2007 compared with 19.3% for the six months ended December 31, 2006. These increases were primarily the result of (i) costs associated with the closure of underperforming stores during the twelve months ended December 31, 2007, (ii) an increased investment in our product, actuarial and finance functions, (iii) severance and related benefit charges of $0.7 million incurred in connection with our separation with an executive officer, (iv) the expenses (such as variable compensation costs and premium taxes) that vary along with the increase in premiums earned during the six months ended December 31, 2007, and (v) the positive impact on the prior year expense ratio from the transaction service fee of $0.3 million, or 0.4%, and $0.9 million, or 0.6%, respectively, earned through December 31, 2006 in connection with our Chicago acquisition.
     Overall, the combined ratio increased to 100.1% for the three months ended December 31, 2007 from 94.7% for the three months ended December 31, 2006. For the six months ended December 31, 2007, the combined ratio increased to 98.4% from 95.5% for the six months ended December 31, 2006. These increases were primarily the result of the increased expense ratio.

Credit Agreement
     At December 31, 2007, we were not in compliance with financial covenants in our credit agreement regarding a minimum fixed charge coverage ratio and a minimum net income requirement. In January 2008, we made a principal prepayment of $5.0 million, which reduced the unpaid balance under the credit agreement to $4.8 million. We obtained waivers of our non-compliance under the credit agreement from our lenders as of December 31, 2007 and entered into an amendment to the credit agreement, dated February 6, 2008, that contains less restrictive financial covenants for future periods.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At December 31, 2007, we leased and operated 440 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Premiums earned	$70,484	$72,911	$145,287	$140,788
Fee income	8,987	9,067	18,285	17,823
Investment income	2,859	2,098	5,886	4,045
Other	11	245	41	767

	82,341	84,321	169,499	163,423

Costs and expenses:
Losses and loss adjustment expenses	54,346	54,886	112,017	107,306
Insurance operating expenses	25,180	23,509	49,166	45,839
Other operating expenses	759	514	1,264	1,622
Stock-based compensation	354	354	678	458
Depreciation and amortization	380	399	748	791
Interest expense	1,289	418	2,630	830

	82,308	80,080	166,503	156,846

Income before income taxes	33	4,241	2,996	6,577
Provision for income taxes	11,764	1,540	12,835	2,383

Net income (loss)	$(11,731)	$2,701	$(9,839)	$4,194

Net income (loss) per share:
Basic	$(0.25)	$0.06	$(0.21)	$0.09

Diluted	$(0.25)	$0.05	$(0.21)	$0.08

Number of shares used to calculate net income (loss) per share:
Basic	47,618	47,588	47,617	47,566

Diluted	47,618	49,694	47,617	49,672

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value	$185,078	$176,555
Cash and cash equivalents	41,106	34,161
Premiums and fees receivable, net	61,712	71,771
Receivable for securities	—	19,973
Deferred tax asset	17,757	30,936
Other assets	15,534	15,838
Deferred acquisition costs	4,797	5,166
Goodwill and identifiable intangible assets	144,467	144,492

TOTAL	$470,451	$498,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	95,357	91,446
Unearned premiums and fees	75,639	88,831
Notes payable and capitalized lease obligations	10,104	23,490
Debentures payable	41,240	41,240
Other liabilities	14,088	14,401

Total liabilities	236,428	259,408
Total stockholders’ equity	234,023	239,484

TOTAL	$470,451	$498,892

Book value per share	$4.91	$5.03

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended			Six Months Ended
	December 31,			December 31,
	2007	2006	Change	2007	2006	Change
			(in thousands)
Premiums earned:
Georgia	$15,135	$17,581	$(2,446)	$31,238	$34,771	$(3,533)
Florida	10,820	13,612	(2,792)	23,181	25,841	(2,660)
Texas	8,217	7,780	437	16,743	14,897	1,846
Illinois	7,931	7,638	293	16,100	14,275	1,825
Alabama	7,034	7,282	(248)	14,538	14,571	(33)
South Carolina	5,650	3,019	2,631	11,290	4,841	6,449
Tennessee	5,168	5,837	(669)	10,690	11,784	(1,094)
Ohio	3,814	3,981	(167)	7,814	7,843	(29)
Pennsylvania	2,360	1,571	789	4,661	2,757	1,904
Indiana	1,806	1,991	(185)	3,774	3,928	(154)
Missouri	1,382	1,457	(75)	2,852	2,887	(35)
Mississippi	1,167	1,162	5	2,406	2,393	13

Total premiums earned	$70,484	$72,911	$(2,427)	$145,287	$140,788	$4,499

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Loss and loss adjustment expense	77.1%	75.3%	77.1%	76.2%
Expense (1)	23.0%	19.4%	21.3%	19.3%

Combined	100.1%	94.7%	98.4%	95.5%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2006, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Policies in force — beginning of period	212,511	217,308	226,974	200,401
Net increase (decrease) during period	(9,503)	252	(23,966)	17,159

Policies in force — end of period	203,008	217,560	203,008	217,560

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced writing business.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Retail locations — beginning of period	458	466	462	460
Opened	1	4	2	13
Closed	(19)	(3)	(24)	(6)

Retail locations — end of period	440	467	440	467

RETAIL LOCATIONS BY STATE

	December 31,		September 30,
	2007	2006	2007	2006

Alabama	25	25	25	25
Florida	40	41	41	40
Georgia	61	63	62	63
Illinois	80	85	81	85
Indiana	22	26	23	26
Mississippi	8	8	8	8
Missouri	16	15	16	17
Ohio	29	30	30	30
Pennsylvania	19	26	24	25
South Carolina	28	26	28	26
Tennessee	20	20	20	21
Texas	92	102	100	100

Total	440	467	458	466